UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2014

HANCOCK HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Mississippi	0-13089	64-0693170
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Hancock Plaza 2510 14th Street Gulfport, Mississippi	39501
(Address of principal executive offices)	(Zip Code)

(228) 868-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Entry into New Change in Control Employment Agreements. On June 16, 2014, Hancock Holding Company (the “Company”) entered into new change in control employment agreements (the “Agreements”) with its named executive officers: Carl J. Chaney, President and CEO; John M. Hairston, CEO and Chief Operating Officer; Michael M. Achary, Chief Financial Officer; Richard T. Hill, Chief Retail Banking Officer; D. Shane Loper, Chief Administrative Officer; and Clifton J. Saik, Chief Wealth Management Officer (collectively, the “Executives” and each, an “Executive”).

The Agreements, which supersede and terminate the previous change in control employment agreements between the Company and each Executive, are substantially similar to the previous agreements, except they will remain in effect through December 31, 2017 and automatically renew for successive three-year terms (instead of one-year terms) thereafter unless terminated earlier in accordance with their terms. The Agreements are not employment agreements and do not guarantee any employment terms prior to a change in control. In the event of a change in control (as defined in each Agreement), the Executive is entitled to certain employment protections during the period beginning on the closing date of the change in control and ending on the last day of the month that is two years after the closing date (the “Employment Period”). If, during the Employment Period, the Executive’s employment is terminated by the Company without cause, by the Executive with good reason or by reason of the Executive’s disability (as such terms are defined in the Agreement), then the Executive will be entitled to (1) a lump sum severance equal to three times (in the case of Messrs. Chaney and Hairston) or two times (in the case of Messrs. Achary, Hill, Loper and Saik) the sum of the base salary received in the twelve months prior to termination and the average of the annual bonuses paid to the Executive for each of the previous three fiscal years; (2) continued coverage under the Company’s group health plan for 36 months (in the case of Messrs. Chaney and Hairston) or 24 months (in the case of Messrs. Achary, Hill, Loper and Saik), or until the Executive is covered by the group health plan of another employer providing substantially the same benefits, if earlier; and (3) fully vest in, and become entitled to payment of, all outstanding incentive compensation (both cash- or stock-based) unless the incentive compensation is based on performance, in which case, if the performance period has not expired prior to the Executive’s termination, the Executive will be entitled to a pro rata portion based on such performance as measured through his date of termination.

Each Agreement contains a “best-net” provision, which provides that if Section 280G of the Internal Revenue Code of 1986, as amended, would apply to all payments the Executive receives in conjunction with the change in control (including those made under the Agreement) and such payments would trigger an excise tax, then those payments will be reduced to an amount that will not trigger the excise tax, if such reduction would result in a greater net amount paid to the Executive.

As a condition of receiving the benefits described above, each Agreement provides that during the Executive’s employment and for a period of two years following termination of the Executive’s employment for any reason, the Executive may not divert business or solicit customers or employees, and is also bound by confidentiality and non-disparagement covenants.

The preceding description of the Agreements is qualified in its entirety by reference to the text of the form of Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Form of Change in Control Employment Agreement between the Company and its executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANCOCK HOLDING COMPANY

June 19, 2014	By:	/s/ Michael M. Achary
Michael M. Achary
Chief Financial Officer